Law Offices

                            JOEL BERNSTEIN, ESQ. P.A.

11900 BISCAYNE BLVD., SUITE 604                          TELEPHONE: 305.892.1122
MIAMI, FLORIDA 33181                                     FACSIMILE: 305.892.0822



June 16, 2000


American Access Technologies, Inc.
37 Skyline Drive
Suite 1101
Lake Mary, FL 32746

Gentlemen:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 5,085,404 shares of Common Stock by a Selling Shareholder. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission - File No. 333-38708 (the "Registration Statement.")

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock issued and to be issued to the Selling Shareholder as described in the Registration Statement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

S/Joel Bernstein, Esq.
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Joel Bernstein, Esq., P.A.